G l o b a l            S o f t w a r e , I n c .

June 27, 2005

Mr. Charles Osenbaugh
Timeline, Inc.
3055 112th Avenue N.E., Suite 106
Bellevue, WA 98004

Re: Acquisition of Analyst Financials Limited and Certain Assets of Timeline, Inc.

Charles:

This letter sets forth the terms and conditions upon which: (i) Global Software, Inc., through a subsidiary or subsidiaries (the “Buyer”), is prepared to acquire Analyst Financials Limited (the “UK Subsidiary”), a wholly-owned subsidiary of Timeline, Inc. (the “Seller”), as well as certain other assets of the Seller, in two transactions (together, the “Acquisitions”), and (ii) the Buyer has provided a loan of up to $250,000 to cover operating expenses of the Seller while the parties negotiate and close the Acquisitions (the “Bridge Loan”). Based on the terms in this letter, the parties intend to negotiate and enter into a single definitive purchase agreement for the two Acquisitions. This letter amends and replaces in its entirety the prior letter agreement dated May 6, 2005 between Buyer and Seller.

1. First Acquisition. Subject to the satisfaction or the Buyer’s waiver of the First Acquisition Closing Conditions (as defined below), the first of the Acquisitions shall take place on or before July 15, 2005 (the “First Acquisition”), at which time the following shall occur:

(a) Purchase of UK Subsidiary. At the First Acquisition, the Buyer shall purchase, and the Seller shall sell, one hundred percent (100%) of the outstanding equity interests of the UK Subsidiary and the following assets to the extent owned by Seller and not by the UK Subsidiary (collectively, the “Acquired UK Subsidiary Assets”):

(i)	all customer lists, customer contracts, goodwill, contracts and contract rights with regard to the UK Subsidiary’s customers, whether in the United States or overseas, and a license to use the name “Analyst Financials” and “Analyst Suite” and stylized marks derivative thereof; and

(ii) all books and records related to the foregoing.

Notwithstanding anything to the contrary set forth herein, the Acquired UK Subsidiary Assets shall not include any of the UK Subsidiary’s (a) accounts receivable related to services rendered prior to the First Acquisition, (b) cash on hand at the closing date of the First Acquisition, (c) deposits prior to the closing date of the First Acquisition, (d) prepaid expenses, including without limitation any such prepaid expenses relating to service or consulting work, incurred prior to the closing date of the First Acquisition or (e) rights under life insurance policies owned by the UK Subsidiary (collectively, the “Excluded UK Subsidiary Assets”). At the closing of the First Acquisition, the Buyer and the Seller shall make adequate provision so as to transfer all right, title and interest in the Excluded UK Subsidiary Assets to the Seller. All of the Acquired UK Subsidiary Assets shall be purchased by the Buyer free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind, other than the Assumed UK Subsidiary Liabilities (defined below).

(b) Analyst Financials Source Code License. In addition, as of the closing date of the First Acquisition, the Seller will grant the Buyer a valid, perpetual, fully-paid source code license to the Analyst Financials product (also known as Analyst Suite) and all rights therein and thereto with rights to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the sale and distribution of Analyst Financials (also known as Analyst Suite) and other derivatives and products developed by the Seller or the UK Subsidiary using, in whole or in part, the technology purchased or licensed from the Seller, but not including any sales, licenses, or distributions to any of Seller’s customer accounts as of the First Acquisition, all on terms reasonably satisfactory to the Buyer and Seller (the “Analyst Financials Source Code License”). Such source code license shall be free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind and shall be freely assignable and transferable by the Buyer without restriction to any party including, without limitation, an acquirer of all of the outstanding equity interest of the Buyer or all or substantially all of the Buyer’s assets or any entity of which the Buyer holds all of the outstanding equity interest, in connection with the sale and distribution of the Analyst Financials product or any derivatives or products thereof. The Analyst Financials Source Code License shall include, but not be limited to, a license to the following patents solely in connection with the sale and distribution of the Analyst Financials product (the “Analyst Financials Patents”):

Patent No.	Title

6,631,382	Data retrieval method and apparatus with multiple source capability

6,625,617	Modularized data retrieval method and apparatus with multiple source capability

6,026,392	Data retrieval method and apparatus with multiple source capability

6,023,694	Data retrieval method and apparatus with multiple source capability

5,802,511	Data retrieval method and apparatus with multiple source capability

Without limiting the generality of the foregoing, the Analyst Financials Source Code License shall constitute a non-exclusive license to all of Seller’s intellectual property necessary for the Buyer to market, sell, distribute and license to OEMs, VARs, resellers, other distributors and end-users the Analyst Financials product (also known as Analyst Suite) (and for such end-users to use such products as contemplated) in the United Kingdom, Europe, Africa and the Middle East (the “Covered Areas”) without infringement of the Seller’s or, to Seller’s knowledge, any other party’s patent or other rights. Also, Buyer shall have a nonexclusive global right to sell the Analyst Financials (also known as Analyst Suite) without infringement of the Seller’s or, to Seller’s knowledge, any other party’s patent or other rights; provided, however, that Buyer shall not sell the Analyst Financials to any of Seller’s customer accounts as of the First Acquisition.

(c) Infinium Maintenance Base. The Buyer shall acquire all right, title and interest of the Seller in any and all maintenance and support contracts of the Seller related to Seller’s Infinium product line (the “Infinium Maintenance Contracts”).

(d) Liabilities Assumed. In addition, the Buyer will only assume the following liabilities as part of the First Acquisition (the “Assumed UK Subsidiary Liabilities”):

(i)	ongoing obligations with respect to all prepaid maintenance fees paid to the Seller or the UK Subsidiary as of the closing date of the First Acquisition with respect to the Acquired UK Subsidiary Assets and Infinium Maintenance Contracts;

(ii)	obligations arising after the date of the First Acquisition under the lease agreement for the UK Subsidiary’s office space in Chiswick, U.K. (the “UK Lease”); and

(iii)	obligations with respect to accrued vacation time as of the date of the First Acquisition for the First Acquisition Key Employees (as defined below).

For purposes of clarity, the Buyer and the Seller shall make adequate provision such that as of the closing date of the First Acquisition, the Seller shall acquire and become obligated for any and all liabilities of the UK Subsidiary arising prior to the closing other than the Assumed UK Liabilities.

(e) Employees. In addition, the Buyer will employ up to six (6) employees of the UK Subsidiary and up to two (2) employees of the Seller, all of whom shall be designated by the Buyer (the “First Acquisition Key Employees”). The Seller shall make available, and the Buyer shall be provided with sufficient opportunity to contact and negotiate with, each First Acquisition Key Employee regarding the terms of such employment.

(f) Consideration. The total consideration paid to the Seller at the First Acquisition shall be: $1,100,000 in cash consideration, payable as set forth below, and the Buyer’s assumption of the Assumed UK Subsidiary Liabilities.

The fixed cash consideration shall be payable as follows:

(i)	$620,000 (less all principal and interest outstanding under the Bridge Loan that is paid at closing) shall be payable at the First Acquisition;

(ii)	$240,000 shall be payable 18 months after the First Acquisition (bearing simple interest at a rate of 6% per annum); and

(iii)	$240,000 shall be payable 36 months after the First Acquisition (bearing simple interest at a rate of 6% per annum) (the “Final First Acquisition Payment”).

The two deferred payments described above (due 18 and 36 months after closing of the First Acquisition) shall be guaranteed by Global Software, Inc., in form and substance reasonably acceptable to Seller.

2. First Acquisition Closing Conditions. The First Acquisition is subject to the following conditions (the “First Acquisition Closing Conditions”):

(a) Due Diligence. The Buyer’s attorneys, accountants, lenders and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Seller. Between the date of this letter and the First Acquisition, these representatives shall be given full access to the accounting books and other business and financial records, reports and documents of the Seller, including corporate records and tax returns. The officers and management of the Seller agree to cooperate fully with the Buyer’s representatives and agents and to make themselves available to the extent necessary to complete the due diligence process and the closing of the Acquisitions.

(b) Access to Customers and Employees. The Seller shall, at the request of the Buyer, introduce the Buyer to certain of the UK Subsidiary’s principal customers and employees to facilitate discussions between such persons and the Buyer in regard to the Buyer’s conduct of the business following the First Acquisition. Seller shall use best efforts to assign all UK Subsidiary’s customer contracts to the Buyer prior to the First Acquisition.

(c) Purchase Agreement. A definitive purchase agreement, containing standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions, shall have been executed. Each of Seller and Buyer agrees to work with the other party expeditiously and in good faith to complete the purchase and sale agreement, together with all other legal documents required to consummate the First Acquisition and Second Acquisition.

(d) Real Estate Arrangements. Prior to the First Acquisition, the UK Lease shall be assigned and assumed on terms reasonably satisfactory to the Buyer and Seller. In addition, the US Lease (defined below) shall be assigned and assumed on terms reasonably satisfactory to the Buyer and Seller, to be effective only upon closing of the Second Acquisition.

(e) Absence of Adverse Change. There shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Seller or its business since March 31, 2005.

(f) Infinium Maintenance Contracts. The assignment to the Buyer of all Infinium Maintenance Contracts shall have been approved by the Seller and all third parties from whom such approval is required.

(g) Government and Third Party Approvals. The First Acquisition shall have been approved by all government agencies and third parties from whom such approval is required.

(h) Corporate Approvals. The First Acquisition and the Second Acquisition shall have been approved by the Boards of Directors of the Buyer and the Seller.

(i) Closing Date. The parties anticipate that the First Acquisition shall take place no later than July 15, 2005. If the First Acquisition has not occurred on or prior to such date, either party may terminate this Letter of Intent and the definitive purchase agreement.

3. Second Acquisition. Subject to the satisfaction or the Buyer’s waiver of the Second Acquisition Closing Conditions (as defined below), the second of the Acquisitions shall take place on or before August 31, 2005 (the “Second Acquisition”), at which time the following shall occur:

(a) Purchase of Work Wise and remaining software licensing assets of Seller. At the Second Acquisition, the Buyer shall purchase, and the Seller shall sell, the following assets (the “Acquired Seller Assets”):

(i)	the products known as WorkWise and Analyst Financials (also known as Analyst Suite), including all source and object code, all prior versions, versions under development, documentation, including installation, implementation and help manuals and guides for users and programmers/developers, and all trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated therewith, whether in the United States or overseas other than the WorkWise Patent (as defined below) and Analyst Financials Patents, which are to be licensed to the Buyer on the terms provided herein;

(ii)	all customer lists, customer contracts, goodwill, contracts and contract rights with regard to Seller’s software licensing customers, whether in the United States or overseas, and all of Seller’s right, title and interest in the name “Timeline” (other than “Timeline, Inc.”), “Analyst Financials,” “Analyst Suite” and “WorkWise” and stylized marks derivative thereof;

(iii)	substantially all of Seller’s equipment, and all of Seller’s inventory, fixtures and capitalized software; and

(iv) all books and records related to the foregoing.

Notwithstanding anything to the contrary set forth herein, the Acquired Seller Assets shall not include any of the Seller’s (a) accounts receivable for services rendered with respect to the Acquired Seller Assets prior to the Second Acquisition, (b) cash on hand at the closing date of the Second Acquisition, (c) deposits prior to the closing date of the Second Acquisition, (d) prepaid expenses, including without limitation any such prepaid expenses relating to service or consulting work, incurred prior to the closing date of the Second Acquisition, (e) outstanding licenses or royalty agreements with respect to the Analyst Financials Patents or the Workwise Patent, or (f) rights under life insurance policies owned by Seller. All of the Acquired Seller Assets shall be purchased by the Buyer free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind, other than the Assumed Seller Liabilities (defined below).

(b) Patent License. In addition, as of the closing date of the Second Acquisition, (i) the Analyst Financials Source Code License shall be terminated, and (ii) the Seller will grant the Buyer a valid, perpetual, fully-paid license to the Analyst Financials Patents and the WorkWise Patent (defined below), with rights to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with the sale and distribution of the WorkWise or Analyst Financials products, and other derivatives and products developed by the Seller using, in whole or in part, the technology purchased or licensed from the Seller, all on terms reasonably satisfactory to the Buyer and Seller (the “Patent License”). Such license shall be free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind and shall be freely assignable and transferable by the Buyer without restriction to any party including, without limitation, an acquirer of all of the outstanding equity interest of the Buyer or all or substantially all of the Buyer’s assets or any entity of which the Buyer holds all of the outstanding equity interest, in connection with the sale and distribution of the WorkWise or Analyst Financials products, and derivatives and products thereof. The WorkWise Patent consists of the following patent:

Patent No.	Title

6,738,757	System for database monitoring and agent implementation

Without limiting the generality of the foregoing, the Patent License will encompass a non-exclusive license to all patent rights that Seller possesses with respect to the Analyst Financials Patents and WorkWise Patent, and to Seller’s knowledge, do not infringe any other party’s patent or other rights.

(c) Liabilities Assumed. In addition, the Buyer will assume the following additional liabilities as part of the Second Acquisition (the “Assumed Seller Liabilities”):

(i)	ongoing obligations with respect to all prepaid maintenance fees paid to the Seller as of the closing date of the Second Acquisition with respect to the Acquired Seller Assets;

(ii)	obligations arising after the date of the Second Acquisition under that lease agreement for the Seller’s office space in Bellevue, Washington (the “US Lease”); and

(iii)	obligations with respect to accrued vacation time as of the date of Second Acquisition for the Second Acquisition Key Employees (as defined below).

(d) Employees. In addition, the Buyer will enter into satisfactory employment arrangements with at least six (6) employees of Seller to be reasonably designated by the Buyer (the “Second Acquisition Key Employees” and together with the First Acquisition Key Employees, the “Key Employees”); provided, however, that, if the Second Acquisition is not consummated, the Buyer shall have no obligation to enter into such employment arrangements.

(e) Consideration. The total consideration paid to the Seller at the Second Acquisition shall be $900,000 in cash consideration and the Buyer’s assumption of the Assumed Seller Liabilities.

The fixed cash consideration shall be payable as follows:

(i) $380,000 shall be payable at the Second Acquisition;

(ii)	$260,000 shall be payable 18 months after the Second Acquisition (bearing simple interest at a rate of 6% per annum); and

(iii)	$260,000 shall be payable 36 months after the Second Acquisition (bearing simple interest at a rate of 6% per annum).

The two deferred payments described above (due 18 and 36 months after closing of the Second Acquisition) shall be guaranteed by Global Software, Inc., in form and substance reasonably acceptable to Seller.

4. Patent Royalties. In addition, at the Second Acquisition the Seller will enter into a Royalty Agreement with the Buyer. Pursuant to the Royalty Agreement, if Seller requests that Buyer and/or any of the Key Employees assist Seller with respect to the prosecution of any infringement claim regarding the Patents or the UK Patents, then Seller and/or the Key Employees shall render such assistance and the Seller will be obligated to pay to the Buyer three percent (3%) of all amounts received by Seller as a result of such infringement claim; provided, however, that in the event that a Key Employee is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding the Patents or the UK Patents, Buyer acknowledges that Seller shall have no obligation to pay Buyer any amounts hereunder.

5. Second Acquisition Closing Condition. The Second Acquisition is subject to the following conditions (the “Second Acquisitions Closing Conditions”):

(a) Absence of Adverse Change. There shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Seller or its business since the closing date of the First Acquisition.

(b) Employment Arrangements. In connection with the Second Acquisition, the Buyer shall have entered into satisfactory employment arrangements with at least six (6) Second Acquisition Key Employees; provided, however, that, if the Second Acquisition is not consummated, the Buyer shall have no obligation to enter into such employment arrangements.

(c) Government and Third Party Approvals. The Second Acquisition shall have been approved by all government agencies and third parties from whom such approval is required.

(d) Corporate Approval. The Second Acquisition shall have been approved by the Seller’s stockholders.

6. Acquisition Covenants. In connection with the Acquisition, Seller agrees to the following additional covenants:

(a) Access to Customers and Employees. The Seller shall, at the request of the Buyer, introduce the Buyer to certain of the Seller’s principal customers and employees to facilitate discussions between such persons and the Buyer in regard to the Buyer’s conduct of the business following the Second Acquisition. Seller shall use best efforts to assign to the Buyer all customer contracts prior to the Second Acquisition.

(b) Non-Competition Agreement. At the First Closing, the Seller shall agree not to compete with the business of the Seller in the Covered Areas with respect to the Analyst Financials product for the period commencing as of the consummation of the First Acquisition and ending as of the consummation of the Second Acquisition; provided, however, that this non-competition prohibition shall not apply to Seller conducting business with any existing customers of Seller. At the closing of the Second Acquisition, the Seller shall agree not to compete with the business of the Seller as conducted on the date of the First Acquisition, and not to solicit the customers of the Seller or employees of the Seller retained by the Buyer, for a period of four (4) years after the date of the Second Acquisition.

(c) Conduct of the Business. From the date of this letter until the date of the Second Acquisition: (i) the Seller will continue to operate its businesses as it has in the past and shall not engage in any transactions outside the ordinary course of business (other than the consummation of the Bridge Financing (as defined below) and the Acquisitions), including, without limitation, entering into any source code license with respect to the Analyst Financials product or the WorkWise product; and (ii) the Seller will continue to make regularly scheduled payments on its existing debt, and shall not incur any additional indebtedness except in the ordinary course of business..

(d) Closing Date. The parties anticipate that the Second Acquisition shall take place no later than August 31, 2005. If the Second Acquisition has not occurred on or prior to such date, either party may terminate this Letter of Intent and the definitive purchase agreement; provided, however, that if the only condition to closing that has not been satisfied is the approval by Seller’s shareholders, then, at Seller’s sole option, (a) such date shall be extended until September 30, 2005 and (b) the Final First Acquisition Payment shall be reduced to $220,000.

7. Contingent Service and Support. In the event the Second Acquisition is not approved by the Seller’s shareholders and is terminated, the Seller shall provide: (i) the Buyer and its employees, agents and representatives with the equivalent of eight (8) man-hour weeks (each man-hour week consisting of 40 hours) of technical training over a four (4) month period, at no additional cost to the Buyer, (ii) the Buyer with service packs and releases for a period of at least eighteen (18) months, at no additional cost to the Buyer, (iii) after such eighteen (18) month period, the Buyer with service packs and releases at the Seller’s standard maintenance rate charged to other customers of the Seller and (iv) provide the Buyer with a right of first refusal to enter into an outsourcing arrangement with the Seller to market, sell or service the Seller’s customers, prior to accepting any third party offer to effectuate a similar outsourcing arrangement, provided however that the terms of any outsourcing arrangement shall be on terms acceptable to Seller, including as to price and quality of service, as determined by Seller in its reasonable sole discretion. Notwithstanding the foregoing, the Seller’s obligations pursuant to clauses (ii) and (iii) of the foregoing sentence shall terminate in the event the Seller is acquired by a third party or sells all or substantially all of its assets.

8. Customer Warranties and Claims. The Seller will be responsible for all goods sold and services rendered through the date of the Second Acquisition. Any customer claims or customer warranty claims in respect of such pre-Second Acquisition goods and services are the Seller’s responsibility regardless of whether such claims occur before or after the date of the Second Acquisition.

9. Bridge Loan. As of June 1, 2005, the Buyer has made available to the Seller up to $250,000 to be used for working capital and operating expenses from the date of this Letter Agreement through the Second Acquisition (the “Bridge Financing”). The amount drawn under such credit line will be at the sole discretion of the Seller. Such drawn amount shall bear interest at six percent (6%) and shall be secured by a blanket first priority lien on the assets of the Seller, or other sufficient collateral reasonably acceptable to the Seller. Subject to the following sentence, principal and accrued interest under the Bridge Loan shall be payable upon the earlier of: (i) July 15, 2005, (ii) the closing of the First Acquisition, or (iii) the termination of this Letter of Intent (such due date being the “Bridge Maturity Date”). Notwithstanding the foregoing, at Seller’s election, any unpaid principal and interest as of the Bridge Maturity Date may be repaid in four (4) successive and equal quarterly payments of principal and interest following the Bridge Maturity Date; provided, however, that following the Bridge Maturity Date any unpaid principal balance shall bear interest at eight percent (8%).

10. Exclusivity. This letter constitutes the agreement of the Seller to work exclusively with the Buyer towards the closing of the Acquisitions. From the date of your signature below until the earlier of (a) July 15, 2005 or (b) the termination by the Buyer of negotiations for the transaction contemplated herein, neither the Seller shall (i) directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving the Seller or its assets, except to the extent legally required for the discharge by the board of directors of the Seller of its fiduciary duties as advised in writing by counsel, (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, the Seller or its assets and will notify the Buyer promptly of the receipt of any unsolicited offer therefor, and (iii) dispose of any assets that would constitute a part of the assets to be acquired hereunder other than in the ordinary course of business.

In the event of (a) any breach of the provisions of the foregoing paragraph by the Seller, (b) the failure of either party to diligently proceed in good faith with the consummation of the transaction contemplated herein (other than a failure to consummate by the Buyer due to an adverse change as described in paragraph 2(f) or 6(d)) or (c) any termination of this Letter Agreement or the definitive asset purchase agreement due to a material breach on the part of either party or any of their respective officers or directors, then (x) if such breach or failure is on the part of the Seller, the Seller will (1) repay to the Buyer all outstanding and principal amounts under the Bridge Loan and (2) pay to the Buyer a cancellation fee in an amount equal to $200,000 plus reasonable attorneys’ fees, accountants’ fees and appraiser’s fees incurred by the Buyer in connection with the due diligence, negotiation and documentation of the Bridge Financing and Acquisition and (y) if such breach or failure is on the part of the Buyer, the Buyer will pay to the Seller a cancellation fee in an amount equal to $200,000 plus reasonable attorneys’ fees, accountants’ fees and appraiser’s fees incurred by the Seller in connection with the due diligence, negotiation and documentation of the Acquisition. The parties hereby agree the respective cancellation fees set forth herein are reasonable consideration for the parties’ agreement to enter into this Letter of Intent and to incur the time and expense of further investigation and negotiation of the Acquisition.

11. Broker. The Buyer on one hand, and the Seller, on the other hand, represent and warrant that they have not retained any finder, broker, investment banker or the like (an “Intermediary”) with respect to the Acquisition. Each party agrees to indemnify, defend and hold harmless the other party from any claim from any Intermediary arising on their respective accounts with respect to the transactions contemplated by this letter agreement.

12. Disclosure. The Buyer and the Seller agree that no disclosure (other than to either party’s legal or financial advisors with knowledge of the nondisclosure restriction) of the Acquisition or the proposal therefor contained in this letter shall be made to any third party without the consent of the other parties hereto, except as may be required by law (in which event the non-disclosing parties shall be given an opportunity to review in advance the proposed disclosure).

13. Expenses. Except as otherwise expressly provided herein, all parties will be responsible for their own costs and expenses, including counsel fees, incurred in connection with the transactions contemplated by this letter.

14. Expiration. The proposal set forth in this letter will terminate at 12:00pm Eastern Time on June 28, 2005 unless countersigned in the place indicated below and returned to the Buyer by such time and date.

15. Letter of Intent. It is not the intention of the parties that this letter, or any actions of the parties with respect hereto, be, or be deemed to constitute, a legally binding obligation of the parties hereto, except that the provisions in paragraphs 10 through 14 above and this paragraph 15 shall be binding and enforceable obligations on the Seller and the Buyer and, in consideration of the Buyer’s submission of this proposal, the provisions of paragraph 10 above shall be a binding and enforceable obligation of the Seller. Any other legally binding obligation with respect to this proposed Acquisition shall exist only upon the execution and delivery of a definitive asset purchase agreement and all rights and obligations of the parties shall be governed by such agreement. Accordingly, subject to the provisions of paragraph 10, either party is free to abandon negotiations regarding the Acquisitions at any time for any reason or for no reason, by notice to the other in writing, and the decision of either party to so abandon discussions shall not be subject to legal challenge by the other party.

Please acknowledge your intent to proceed with the Acquisition on the basis outlined in this letter and your agreement to paragraphs 10 through 15 by signing where indicated below and returning one signed original to me.

Very truly yours,

		Global Software, Inc. By:	/s/ Ron Kupferman

		Its:	Chief Executive Officer

cc:	Mr. Craig Perkins

Agreed to and Accepted this
27th day of June, 2005.

Timeline, Inc.

By: /s/ Charles R. Osenbaugh

Charles R. Osenbaugh Chief Executive Officer